Exhibit 99.1

Company Contact:
Brenda Morris
Chief Financial Officer
Zumiez Inc.
(425) 551-1564

Investor Contact:
Integrated Corporate Relations
Chad Jacobs/David Griffith
(203) 682-8200

ZUMIEZ INC. REPORTS MAY 2006 SALES RESULTS

Net Sales Increased 39.5% to $15.0 Million

May 2006 Comparable Store Sales Increased 18.2%

Everett, WA – May 31, 2006 – Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended May 27, 2006 increased 39.5% to $15.0 million, compared to $10.7 million for the four-week period ended May 28, 2005.  The company’s comparable store sales increased 18.2% for the four week period, versus a comparable store sales increase of 10.2% in the year ago period.

To hear the Zumiez prerecorded May sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #6130350.

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories.  Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX.  We currently operate 182 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.